Exhibit 3.60

Corporations Section P.O. Box 13697 Austin, Texas 78711-3697	Rolando B. Pablos Secretary of State

Office of the Secretary of State

The undersigned, as Secretary of State of Texas, does hereby certify that the attached is a true and correct copy of each document on file in this office as described below:

PEGASUS INTERNATIONAL, INC.

Filing Number: 153654800

Articles Of Incorporation	May 25, 1999

In testimony whereof, I have hereunto signed my name officially and caused to be impressed hereon the Seal of State at my office in Austin, Texas on November 02, 2017.
/s/ Rolando B. Pablos
Rolando B. Pablos Secretary of State

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Prepared by: SOS-WEB	TID: 10266	Document: 770766270003

ARTICLES OF INCORPORATION OF PEGASUS INTERNATIONAL, INC.

I, the undersigned natural person of the age of eighteen (18) years or more, acting as incorporator of a corporation under the Texas Business Corporation Act (“Act”), do hereby adopt the following Articles of Incorporation for such corporation:

ARTICLE I

The name of the corporation is Pegasus International, Inc.

ARTICLE II

The period of its duration is perpetual.

ARTICLE III

The corporation is organized for the purpose of engaging in any lawful act, activity and/or business for which corporations may be organized under the Act.

ARTICLE IV

The aggregate number of shares that the corporation shall have authority to issue is Ten Million (10,000,000) shares of capital stock, par value one cent ($0.01) per share. The shares shall be designated as Common Stock and shall have identical privileges in every respect. Each share has one vote on each matter on which the share is entitled to vote.

ARTICLE V

The corporation will not commence business until it has received for the issuance of its shares consideration of the value of $1,000.00, consisting of money, labor done or property actually received, which sum is not less than $1,000.00.

ARTICLE VI

The address of its initial registered office is 9821 Katz Freeway, Suite 750, Houston, Texas 77024, and the name of its initial registered agent at such address is Joseph Litzelfelner.

ARTICLE VII

The number of directors of this corporation shall be not less than one (1) nor more than nine (9), the exact number to be fixed from time to time in the manner provided in the Bylaws of the corporation. The number of directors constituting the initial Board of Directors is four (4), and the respective names and addresses of the persons who are to serve as the directors until the first annual meeting of the shareholders or until their respective successors have been elected and qualified is.

Name	Address
Dane Escott	Houston, Texas
Felipe Gonzalez	Houston, Texas
Joseph Litzelfelner	Houston, Texas
John Wilson	Houston, Texas

The name and address of the incorporator is:

Name	Address
Michael D. Lockwood	1717 Main Street, Suite 4100
Dallas, Texas 75201

ARTICLE VIII

The Board of Directors of the corporation, in its sole discretion, shall have the power, on behalf of the corporation, to indemnify persons for whom indemnification is permitted by Article 2.02-1 of the Act, as amended, to the fullest extent permissible under Article 2.02-1 of the Act, as amended, and may purchase such liability, indemnification and/or other similar insurance as the Board of Directors from time to time shall deem necessary or appropriate, in its sole discretion.

The corporation may purchase and maintain liability, indemnification and/or other similar insurance on behalf of itself, and/or for any person who is or was a director, officer, employee or agent of the corporation or who is or was serving at the request of the corporation as a director, officer, trustee, employee, agent or similar functionary of another foreign or domestic corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan or other enterprise, against any liability asserted against and/or incurred by the corporation or person serving in such a capacity or arising out of his/her/its status as such a person or entity, whether or not the corporation would otherwise have the power to indemnify such person against that liability.

The power to indemnify and/or obtain insurance provided in this Article VIII shall be cumulative of any other power of the Board of Directors and/or any rights to which such a person or entity may be entitled by law, the Articles of Incorporation and/or Bylaws of the corporation, contract, other agreement, vote or otherwise.

ARTICLE IX

The right to cumulate votes in the election of directors, and/or cumulative voting by any shareholder is hereby expressly denied.

ARTICLE X

No shareholder of this corporation shall, by reason of that shareholder holding shares of any class of stock of this corporation, have any preemptive or preferential right to purchase or subscribe for any shares of any class of stock of this corporation, now or hereafter to be authorized, or any notes, debentures, bonds or other securities convertible into or carrying options, warrants or rights to purchase shares of any class, now or hereafter to be authorized, whether or not the issuance of any such shares or such notes, debentures, bonds or other securities would adversely affect the dividend or voting rights of any such shareholder, other than such rights, if any, as the Board of Directors, at its discretion, from time to time may grant, and at such price as the Board of Directors at its discretion may fix; and the Board of Directors may issue shares of any class of stock of this corporation or any notes, debentures, bonds or other securities convertible into or carrying options, warrants or rights to purchase shares of any class without offering any such shares of any class or such notes, debentures, bonds or other securities either in whole or in part to the existing shareholders of any class.

ARTICLE XI

No contract or other transaction between this corporation and any person, firm, association or corporation and no act of this corporation, shall, in the absence of fraud, be invalidated or in any way affected by the fact that any of the directors of this corporation is pecuniarily or otherwise interested, directly or indirectly, in such contract, transaction or act, or is related to or interested in such person, firm, association or corporation as a director, shareholder, officer, employee, member or otherwise. Any director so interested or related who is present at any meeting of the Board of Directors or committee of directors at which action on any such contract, transaction or act is taken may be counted in determining the presence of a quorum at such meeting and the vote at such meeting of any such director may be counted in determining the approval of any such contract, transaction or act. No director so interested or related shall, because of such interest or relationship, be disqualified from holding office or be liable to the corporation or to any shareholder or creditor thereof for any loss incurred by this corporation under or by reason of such contract, transaction or act, or be accountable for any gains or profits which that director may have realized therein.

ARTICLE XII

Pursuant to Article 1302-7 06, Texas Miscellaneous Corporation Laws Act, as amended, no member of the Board of Directors of the corporation shall be liable, personally or otherwise, in any way to the corporation or its shareholders for monetary damages caused in any way by an act or omission occurring in the director’s capacity as a director of the corporation, except as otherwise expressly provided by Article 1302-7 06.B, as amended.

ARTICLE XIII

Any action required by the Act to be taken at any annual or special meeting of the shareholders of the corporation, and/or any action that may be taken at any annual or special meeting of the shareholders of the corporation, may be taken without a meeting, without prior notice, and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holder or holders of shares having not less than the minimum number of votes that would be necessary to take such action at a meeting at which the holders of all shares entitled to vote on the action were present and voted. Such action shall be taken in accordance with the provisions of Article 9.10.A of the Act, as amended.

IN WITNESS WHEREOF, I have hereunto set my hand, this 25th day of May, 1999

/s/ Michael D. Lockwood
Michael D. Lockwood, Incorporator